Lawson Products Reports Fourth Quarter and Full Year 2021 Results

Improved Performance Continues

CHICAGO, February 24, 2022 - Lawson Products, Inc. (NASDAQ:LAWS) ("Lawson" or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter and the full year ended December 31, 2021.

Summary Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
($ in millions, except earnings per share data)	2021	2020	Change	2021	2020	Change
Net Sales	$102.1	$98.1	4.0%	$417.7	$351.6	18.8%
Average Daily Net Sales	$1.701	$1.609	5.7%	$1.664	$1.390	19.7%
Number of Business Days	60	61		251	253

Reported Operating (Loss) Income	$(0.8)	$(0.7)	(25.4)%	$12.0	$20.6	(41.7)%
Adjusted Operating Income (1)	$6.1	$6.9	(12.2)%	$27.5	$27.4	0.1%

Reported Diluted (Loss) Earnings Per Share	$(0.09)	$0.02	$(0.11)	$1.01	$1.62	$(0.61)
Adjusted Diluted Earnings Per Share (2)	$0.52	$0.60	$(0.08)	$2.31	$2.16	$0.15

Adjusted EBITDA (1)	$8.4	$9.0	(6.0)%	$35.8	$34.1	4.9%
Adjusted EBITDA Margin (1)	8.3%	9.1%	(80) bps	8.6%	9.7%	(110) bps

(1) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 2)

Michael DeCata, the Company’s president and chief executive officer said, "We are pleased to report net sales growth of 4.0% in the fourth quarter and 18.8% for the fiscal year, compared to last year. Our strong full year growth was driven by a 9.4% organic increase plus our acquisitive growth. I’m proud of the team’s hard work in the quarter, despite ongoing challenges faced by many companies from supply chain disruptions, product costs increases and labor shortages. Average daily sales for the quarter grew 5.7% to $1.701 million compared to the fourth quarter of 2020 from growth in both the Lawson MRO and The Bolt Supply House businesses. Sequential daily sales gains over the third quarter are evidence of strong customer demand that has continued into early 2022. The Company's solid performance and positive operating cash flows in 2021 further strengthened our financial position to fund our growth initiatives.

"We are excited to celebrate an important milestone for Lawson in 2022, its 70th anniversary. Since 1952, this Company has been built on strong relationships that enables its customers to operate more efficiently. We have provided the services, products and technical expertise that customers have come to expect from Lawson Products. As a result, our customers depend heavily on us to support their labor needs, thereby placing us in a great position to enhance services to existing customers and attract new customers.

"Our adjusted EBITDA this quarter reflects fewer seasonal selling days and planned investments made in the organization to grow sales by expanding our channels to market. As we move into 2022, we are optimistic that we can achieve solid organic growth, increase margins and make acquisitions to build on our strengths," concluded Mr. DeCata.

Fourth Quarter and Full Year Highlights

•During the quarter, Lawson entered into two merger agreements in which Lawson has agreed to combine with two of Luther King Capital Management's (LKCM) portfolio companies, TestEquity and Gexpro Services, in all-stock transactions as previously announced by Lawson. The completion of the mergers is subject to receipt of Lawson stockholder approvals, refinancing the existing debt and other closing conditions. Lawson expects to complete the mergers in the second quarter of 2022.

•Net sales increased to $102.1 million compared to $98.1 million for the fourth quarter of 2020. Average daily net sales (ADS) improved 5.7% to $1.701 million in the fourth quarter of 2021 compared to $1.609 million in the prior year quarter on one less selling day. For the full year, ADS increased by 19.7% with organic sales growing 9.4%.

•For the quarter, inclusive of $6.9 million of non-operating expenses, we reported an operating loss of $0.8 million. The non-operating expenses consist of stock-based compensation and costs from the negotiation, review and execution of the merger agreements relating to Lawson’s proposed business combination with TestEquity and Gexpro Services. This compares to an operating loss of $0.7 million in the prior year quarter.

•Adjusted EBITDA was $8.4 million or 8.3% of sales for the quarter as compared to $9.0 million or 9.1% of sales for the fourth quarter of the prior year and $9.4 million or 8.9% of sales sequentially from the third quarter of 2021 on four fewer selling days. For the full year, adjusted EBITDA was $35.8 million as compared to $34.1 million in 2020.

•We reported a net loss for the quarter of $0.8 million inclusive of non-operating items. Adjusted net income for the quarter was $4.7 million or $0.52 adjusted earnings per diluted share compared to $5.6 million or $0.60 per diluted share for the fourth quarter last year and $6.0 million or $0.64 per diluted share in the third quarter on four fewer selling days in the fourth quarter. For the full year, adjusted diluted earnings per share were $2.31 as compared to $2.16 in 2021. (See reconciliation in Table 2)

•We ended the year with total liquidity of $91.3 million, consisting of $4.2 million of cash and cash equivalents and $87.1 million of availability under our $100.0 million committed credit facility.

Fourth Quarter Results

Net sales increased 4.0% to $102.1 million in the fourth quarter of 2021 compared to $98.1 million in the fourth quarter of 2020. Strength within our Lawson MRO business through improved sales rep productivity and growth in The Bolt Supply House business drove the increase. The improvements were partially offset by lower sales to our government customers compared to the prior year quarter. Average daily sales grew to $1.701 million compared to $1.609 million in the prior year quarter on one less selling day in the current year quarter, an improvement of 5.7%.
Gross profit increased $1.9 million to $54.0 million from $52.1 million in the fourth quarter of 2020, primarily driven by increased sales compared to the prior year quarter. Gross profit as a percentage of sales was 52.9% compared to 53.1% in the year ago quarter and in the third quarter of 2021 demonstrating our ability to manage margins despite the supply chain disruptions. Rising supplier costs during the fourth quarter were primarily offset by price increases instituted throughout 2021.

Selling expenses were $23.7 million, or 23.2% of sales, in the fourth quarter of 2021 compared to $21.3 million, or 21.7% of sales, in the prior year quarter and 23.6% of sales in the third quarter of 2021. The rise in selling expenses compared to the prior year quarter was primarily driven by higher sales representative compensation on improved sales, planned investments to grow sales by expanding our channels to market and increased customer facing activities as sales rebounded from the pandemic.

General and administrative expenses were $31.1 million in the fourth quarter of 2021, which were essentially flat compared to $31.4 million in the prior year quarter. Fourth quarter 2021 expenses include $3.7 million from the negotiation, review and execution of the merger agreements relating to Lawson’s proposed business combination with TestEquity and Gexpro Services, and costs of $3.5 million for stock-based compensation and acquisition costs. During 2020 fourth quarter, costs included a goodwill impairment charge of $1.9 million and $5.7 million of stock-based compensation, severance expense and acquisition-related costs. Excluding these items, general and administrative expenses were flat compared to the prior year quarter.

Inclusive of $6.9 million of non-operating items in the quarter, we reported an operating loss of $0.8 million in the fourth quarter of 2021. This compares to an operating loss of $0.7 million in the prior year quarter. Non-GAAP adjusted operating income was $6.1 million in the fourth quarter of 2021 compared to $6.9 million in the prior year quarter. (See reconciliation in Table 1) For the quarter, adjusted EBITDA was $8.4 million or 8.3% of sales compared to $9.0 million or 9.1% of sales in the prior year quarter. (See reconciliation in Table 1)

We reported a net loss of $0.8 million, or $0.09 per diluted share, for the fourth quarter 2021 compared to net income of $0.2 million, or $0.02 per diluted share, in the prior year quarter. Adjusted net income was $4.7 million or $0.52 per diluted share compared to $5.6 million or $0.60 per diluted share a year ago. (See reconciliation in Table 2)

Full Year 2021 Results

Net sales were $417.7 million for 2021 compared to $351.6 million in 2020, an increase of 18.8%. The increased sales were driven by the inclusion of Partsmaster sales of $57.8 million for the full year of 2021 compared to $22.6 million of sales recorded in the four-months following the acquisition in 2020. Excluding the impact of the Partsmaster acquisition, organic sales grew 9.4% in 2021 over 2020. While the 2021 business environment continued to be impacted by the pandemic, the slowly improving environment over 2020 contributed to increased sales in all customer categories in the Lawson segment on a full year basis. The Bolt Supply House business sales grew 18.6% in 2021 on customer expansion and improved branch performance. Despite global supply chain disruptions, sales improved as 2021 progressed.

Gross margin increased $32.7 million for the year to $219.2 million compared to $186.5 million in the prior year. Increased margin dollars were driven by incremental Partsmaster gross margin of $23.2 million for the full year 2021 compared to the four-month post-acquisition period in 2020 and $9.5 million of organic growth. As a percentage of sales, reported gross margin was 52.5% for the full year 2021 compared to 53.1% in 2020. The lower gross margin percent for 2021 was driven by establishing inventory reserves related to the integration of Partsmaster into the Lawson product line and establishing reserves on excess personal protective equipment (PPE) inventory. Higher freight and supplier costs, which were a result of supply chain disruptions affecting the broader economy, also impacted gross margin as a percent of sales. The Company's gross margin improved sequentially in both the third and fourth quarters of 2021 as we took actions, including price increases, to mitigate the impact of the supply chain disruptions which began in early 2021.

Reported operating income in 2021 was $12.0 million after $15.5 million of non-operating items from the negotiation, review and execution of the merger agreements relating to Lawson’s proposed business combination, stock-based compensation expense, acquisition-related costs and inventory reserves for the integration of Partsmaster and for excess PPE inventory. Excluding these items, non-GAAP adjusted operating income was $27.5 million in 2021 compared to $27.4 million in the prior year (See table above and reconciliation in Table 1). For the year, adjusted EBITDA was $35.8 million or 8.6% of sales compared to $34.1 million or 9.7% of sales a year ago which benefited from temporary cost reductions to manage through the pandemic. (See table above and reconciliation in Table 1)

Reported net income for 2021 was $9.4 million or $1.01 per diluted share compared to net income of $15.1 million, or $1.62 per diluted share in 2020. Non-GAAP adjusted net income was $21.6 million or $2.31 per diluted share compared to $20.1 million or $2.16 per diluted share in 2020. (See reconciliation in Table 2)

Cash Flow and Cash Position

The Company ended the year with $4.2 million of cash and cash equivalents and generated $5.4 million of operating cash flows for the year. Additionally, the Company has $87.1 million of availability under its $100.0 million committed credit facility. In May 2021, we paid the outstanding $33.0 million acquisition liability relating to the Partsmaster acquisition primarily with cash on hand and the remainder from our revolving line of credit. Capital expenditures for the year of $8.2 million were primarily for improvements to our distribution centers and for information technology investments.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2021 results at 9:00 a.m. Eastern Time on February 24, 2022. The conference call is available by direct dial at 1-888-506-0062 in the U.S. or 1-973-528-0011 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through March 31, 2022. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 44049#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through March 31, 2022.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson and Partsmaster's Managed Inventory process and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2020, Form 10-K filed on February 26, 2021. In addition, the following factors, among others, could cause actual outcomes and results to differ materially from those discussed in the forward-looking statements: (1) the possibility that the mergers will not be consummated, and the possibility of delays in consummating the mergers; (2) the possibility that the closing conditions set forth in either of the merger agreements will not be satisfied, including among others receipt of Company stockholder approvals; (3) unanticipated difficulties or expenditures relating to the mergers; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreements; (5) the risk that stockholder litigation in connection with the mergers may prevent or delay the consummation of the mergers and/or result in significant costs of defense, indemnification and liability; and (6) any problems arising in combining the businesses of Lawson, TestEquity and Gexpro Services, which may result in the combined company not operating as effectively and efficiently as expected. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Consolidated Statements of Income (Loss)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenue	$102,067	$98,133	$417,733	$351,591
Cost of goods sold	48,058	46,054	198,498	165,053
Gross profit	54,009	52,079	219,235	186,538

Operating expenses:
Selling expenses	23,698	21,330	96,643	76,775
General & administrative expenses	31,136	31,407	110,605	89,213
Operating expenses	54,834	52,737	207,248	165,988

Operating (loss) income	(825)	(658)	11,987	20,550

Interest expense	(159)	(325)	(869)	(654)
Other (loss) income, net	(1)	874	801	889

(Loss) income before income taxes	(985)	(109)	11,919	20,785
Income tax (benefit) expense	(204)	(332)	2,513	5,672

Net (loss) income	$(781)	$223	$9,406	$15,113

Basic (loss) income per share of common stock	$(0.09)	$0.02	$1.04	$1.68

Diluted (loss) income per share of common stock	$(0.09)	$0.02	$1.01	$1.62

Lawson Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except unaudited share data)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$4,181	$28,393
Restricted cash	198	998
Accounts receivable, less allowance for doubtful accounts	47,031	44,515
Inventories, net	73,849	61,867
Miscellaneous receivables and prepaid expenses	7,517	7,289
Total current assets	132,776	143,062

Property, plant and equipment, less accumulated depreciation and amortization	18,828	15,800
Deferred income taxes	20,111	18,482
Goodwill	35,313	35,176
Cash value of life insurance	18,573	16,185
Intangible assets, net	16,165	18,503
Right of use assets	14,045	8,764
Other assets	346	332
Total assets	$256,157	$256,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued acquisition liability	$—	$32,673
Accounts payable	21,089	22,262
Lease obligation	4,467	4,568
Accrued expenses and other liabilities	46,688	38,492
Total current liabilities	72,244	97,995

Revolving line of credit	11,900	—
Security bonus plan	10,578	11,262
Lease obligation	10,841	5,738
Deferred compensation	11,962	10,461
Deferred tax liability	1,671	2,841
Other liabilities	3,954	5,585
Total liabilities	123,150	133,882

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 9,363,093 and 9,287,625 shares, respectively Outstanding – 9,115,584 and 9,061,039 shares, respectively	9,363	9,288
Capital in excess of par value	22,118	19,841
Retained earnings	111,015	101,609
Treasury stock – 247,509 and 226,586 shares held, respectively	(10,033)	(9,015)
Accumulated other comprehensive income	544	699
Total stockholders’ equity	133,007	122,422
Total liabilities and stockholders’ equity	$256,157	$256,304

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful information of underlying trends of the business because they provide a comparison of historical information that excludes certain seasonal or non-operational items that impact the overall comparability. See Tables 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2021 and 2020. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income and EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Operating (loss) income as reported per GAAP (1)	$(825)	$(658)	$11,987	$20,550

Stock-based compensation (2)	3,435	4,776	4,838	2,009

Severance expense (3)	(64)	557	264	2,077

Inventory reserves (4)	(382)	—	1,368	—

Costs related to merger agreements (5)	3,741	—	8,317	—

Acquisition related costs (6)	169	325	687	880

Goodwill impairment (7)	—	1,918	—	1,918

Non-GAAP adjusted operating Income	6,074	6,918	27,461	27,434

Depreciation and amortization	2,351	2,041	8,341	6,701

Non-GAAP adjusted EBITDA	$8,425	$8,959	$35,802	$34,135
(1)     Partsmaster acquisition contributed $1.2 million of GAAP operating income in the fourth quarter 2021, $0.1 million of GAAP operating income in the fourth quarter 2020, $1.6 million of GAAP operating income in the full year 2021, and $0.5 million of GAAP operating income in the full year 2020.
(2)    Expense for stock-based compensation, of which a portion varies with the Company's stock price.
(3)    Includes severance expense and retention costs from actions taken in 2021 and 2020 related to the Partsmaster acquisition.
(4)    Expenses for Partsmaster inventory rationalization plan and write-down of personal protective equipment inventory to net realizable value.
(5)    Primarily costs related to the negotiation, review and execution of the merger agreements relating to Lawson’s proposed business combination with TestEquity and Gexpro Services.
(6)    Primarily signing bonus costs pertaining to the acquisition of Partsmaster.
(7)     Represents the goodwill impairment related to the 2018 acquisition of Screw Products, Inc. as the carrying value of the reporting unit exceeded its estimated fair value.

.

Table 2 - Reconciliation of GAAP Net Income (Loss) and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS (Unaudited)
(Dollars in thousands, except per share amounts)	Three Months Ended December 31,
	2021		2020
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income as reported per GAAP	$(781)	$(0.09)	$223	$0.02

Pretax adjustments:

Stock-based compensation	3,435	0.39	4,776	0.51

Severance expense	(64)	(0.01)	557	0.06

Inventory reserves	(382)	(0.04)	—	—

Costs related to merger agreements	3,741	0.41	—	—

Acquisition related costs	169	0.02	325	0.03

Goodwill impairment	—	—	1,918	0.21

Pretax adjustments	6,899	0.77	7,576	0.81

Tax effect on adjustments (1)	(1,428)	(0.16)	(2,227)	(0.23)

Total adjustments, net of tax	5,471	0.61	5,349	0.58

Non-GAAP adjusted net income	$4,690	$0.52	$5,572	$0.60

(1)    Tax effected at effective tax rate of 20.7% for 2021 and 29.4% for 2020
(2)    Pretax adjustments to diluted EPS calculated on 9.078 million and 9.336 million of diluted shares for 2021 and 2020, respectively

(Dollars in thousands, except per share amounts)	Twelve Months Ended December 31,
	2021		2020
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income as reported per GAAP	$9,406	$1.01	$15,113	$1.62

Pretax adjustments:

Stock-based compensation	4,838	0.51	2,009	0.22

Severance expense	264	0.03	2,077	0.22

Inventory reserves	1,368	0.15	—	—

Costs related to merger agreements	8,317	0.88	—	—

Acquisition related costs	687	0.07	880	0.09

Goodwill impairment	—	—	1,918	0.21

Pretax adjustments	15,474	1.64	6,884	0.74

Tax effect on adjustments (1)	(3,265)	(0.34)	(1,879)	(0.20)

Total adjustments, net of tax	12,209	1.30	5,005	0.54

Non-GAAP adjusted net income	$21,615	$2.31	$20,118	$2.16

(1)    Tax effected at effective tax rate of 21.1% for 2021 and 27.3% for 2020
(2)    Pretax adjustments to diluted EPS calculated on 9.350 million and 9.331 million of diluted shares for 2021 and 2020, respectively

Lawson Products Core Business
Table 3 - Quarterly Data (Unaudited)
Historical Lawson Segment Sales Representative and Productivity Information

	(Dollars in thousands)
	Three Months Ended
	Dec. 31 2021	Sep. 30 2021	Jun. 30 2021	Mar. 31 2021	Dec. 31 2020

Number of business days	60	64	64	63	61

Average daily net sales (1)	$1,486	$1,455	$1,471	$1,473	$1,439
Year over year increase	3.3%	17.3%	50.3%	16.4%	12.5%
Sequential quarter increase (decrease)	2.1%	(1.1)%	(0.1)%	2.4%	16.0%

Average active sales rep count (1), (2)	1,046	1,076	1,081	1,083	1,099
Period-end active sales rep count	1,037	1,064	1,086	1,079	1,090

Sales per rep per day	$1.421	$1.352	$1.361	$1.360	$1.309
Year over year increase	8.6%	8.2%	33.0%	7.3%	2.6%
Sequential quarter increase (decrease)	5.1%	(0.7)%	0.1%	3.9%	4.8%
(1)     Quarters ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020 include Partsmaster revenue of $13.2 million, $13.6 million, $15.3 million, $15.7 million and $17.2 million, respectively, and average rep counts of 174, 185, 186, 186 and 196, respectively
(2)    Average active sales representative count represents the average of the month-end sales representative counts

Lawson Products, Inc.
Table 4 - Consolidated Quarterly Results (Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31 2021	Sep. 30 2021	Jun. 30 2021	Mar. 31 2021	Dec. 31 2020

Average daily net sales	$1,701	$1,650	$1,665	$1,644	$1,609
Year over year increase	5.7%	16.9%	47.7%	15.6%	10.8%
Sequential quarter increase (decrease)	3.1%	(0.9)%	1.3%	2.2%	14.0%

Net sales	$102,067	$105,570	$106,540	$103,556	$98,133
Gross profit	54,009	56,046	54,620	54,560	52,079

Gross profit percentage	52.9%	53.1%	51.3%	52.7%	53.1%

Selling, general & administrative expenses	$54,834	$51,426	$51,238	$49,750	$52,737

Operating (loss) income	$(825)	$4,620	$3,382	$4,810	$(658)

Company Contact

Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665

Investor Relations Contact

Sandy Martin or Steven Hooser
Three Part Advisors, LLC
214-616-2207